Exhibit 10.1

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made and entered into effective as of the 1st day of August, 2023, by and between WESBANCO BANK, INC., hereinafter referred to as “Bank” and JEFFREY H. JACKSON, hereinafter referred to as “Employee”, and WESBANCO, INC., a West Virginia corporation, hereinafter referred to as “Wesbanco”.

WHEREAS, Employee is serving as an executive officer of the Bank as of the date hereof pursuant to an Employment Agreement dated the 5th day of July, 2022, providing for a specific term of employment which the parties agree shall expire as of the Effective Date (as hereinafter defined) hereof (the “2022 Agreement”), and

WHEREAS, the Bank wishes to assure itself of the Employee’s full time employment and continuing services in an executive capacity and, therefore, the parties desire to amend and restate the 2022 Agreement by converting the term from a fixed term expiring on the Effective Date hereof to a revolving term of three years and to update the compensation payable thereunder, all as hereinafter set forth.

WITNESSETH THAT: In consideration of the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:

1. OFFER OF EMPLOYMENT. The Bank agrees to, and hereby does, continue the employment of Employee at WesBanco and the Bank as President and Chief Executive Officer, effective as of August 1, 2023 (the “Effective Date”). In that capacity, Employee shall be answerable to the Board of Directors of WesBanco, the parent company of the Bank, and the Board of Directors of the Bank. Employee shall perform such duties, compatible with his employment under this Agreement, as the Board of Directors of the Bank, and Wesbanco, from time to time may assign to him.

2. COMPENSATION. As compensation for the performance of the services specified in Paragraph (1) and the observance of all of the provisions of this Agreement, the Bank agrees to pay Employee, and Employee agrees to accept, the following amounts and benefits during his term of employment:

(A) Salary at a rate to be determined by the Board of Directors of the Bank, with notice to be given to employee in May of each calendar year, but in no event shall Employee’s base salary be less than Eight Hundred Fifty Thousand Dollars ($850,000.00) per year, plus any increases granted by the Board of Directors after the date hereof, and payable in equal biweekly installments;

(B) Participation in the WesBanco, Inc. Key Executive Bonus, Option and Restricted Stock Plan (the “Plan”), Annual Incentive Award, at 75% of the base compensation as set forth in Paragraph (A) hereof based upon performance metrics as determined annually by the Compensation Committee of the Board of Directors with the ability to earn a higher percentage in accordance with the terms of the Plan based on actual performance;

(C) Participation in such annual awards of Stock Options and Restricted Stock under the Plan as may be granted by the Compensation Committee each year, with the Restricted Stock award target at 90% of base salary with a mixture of performance based and time based grants as determined by the Compensation Committee each year;

(D) Election to the Board of Directors of Wesbanco and the Bank to be effective as of August 1, 2023, and agreement to include Employee as a recommended nominee so long as he continues to serve as Chief Executive Officer; and

(E) Such other miscellaneous benefits and perquisites as the Bank provides to its executive employees generally.

3. ACCEPTANCE OF EMPLOYMENT. Employee accepts the employment provided for herein, at the salary set forth above, and agrees to devote his talents and best efforts to the diligent, faithful, and efficient discharge of the duties of his employment, and in furtherance of the operations and best interests of Bank, and observe and abide by all rules and regulations promulgated by Bank for the guidance and direction of its employees and the conduct of its business, operations, and activities.

4. TERM OF AGREEMENT. The employment term provided for herein shall consist of a revolving period of three years, with the initial term beginning on the 1st day of August, 2023, and ending on the 31st day of July, 2026. The term of this Agreement shall automatically be extended on each anniversary of the beginning date of the term hereof for an additional one year, thereby creating a new three year term, unless written notice of termination hereof is given by either party at least ninety (90) days prior to the anniversary date of the beginning date of this Agreement. Any such notice of non-renewal shall not affect the continuation of the term of this Agreement existing at the time of such non-renewal.

5. CONFIDENTIALITY. Employee agrees that such information concerning the business, affairs, and records of Bank as he may acquire in the course of, or as incident to, his employment hereunder, shall be regarded and treated as Confidential Information, and that he will not disclose any such information to any person, firm, or corporation, for his own benefit or to the detriment of Bank, during the term of his employment under this Agreement or at any time following the termination thereof. Confidential Information means data and information relating to the business of the Bank which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Bank and which has value to the Bank and is not generally known to its competitors. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

6. MISCELLANEOUS BENEFITS. This Agreement is not intended, and shall not be deemed to be in lieu of any rights, benefits, and privileges to which Employee may be entitled as an Employee of Bank under any retirement, pension, profit sharing, insurance, hospital, bonus, vacation, or other plan or plans which may now be in effect or which may hereafter be adopted by Bank, it being understood that Employee shall have the same rights and privileges to participate in such plans and benefits, as any other employee, during the period of his employment.

7. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon Bank’s successors and assigns, including, without limitation, any company or corporation which may acquire substantially all of Bank’s assets or business, or with, or into which Bank may be merged or otherwise consolidated.

8. TERMINATION. The Employee’s employment hereunder shall terminate upon the earliest to occur of any one of the following:

(A) The expiration of the initial term of this Agreement, or any extended term of this Agreement by written notice of termination as provided in Paragraph (4) hereof; or

(B) By the Bank for cause, after thirty (30) days written notice to Employee. Cause for purposes of this Agreement shall mean as follows:

(i) An act of dishonesty, willful disloyalty or fraud by the Employee that the Bank determines is detrimental to the best interests of the Bank; or

(ii) The Employee’s continuing inattention to, neglect of, or inability to perform, the duties to be performed under this Agreement that has a material adverse effect on the Bank, or

(iii) Any other breach of the Employee’s covenants contained herein or of any of the other terms and provisions of this Agreement that has a material adverse effect on the Bank, or

(iv) The deliberate and intentional engaging by the Employee in gross misconduct which is materially and demonstrably injurious to the Bank.

(C) Employee shall have the right to terminate this Agreement and his active employment hereunder at any time upon ninety (90) days written notice to the Bank.

(D) Upon the death of Employee, this Agreement shall automatically terminate.

9. EFFECT OF TERMINATION. In the event of a termination of this Agreement, Employee shall be paid the following severance benefits, payable promptly after the date of termination of his employment, in the following manner:

(A) In the event that this Agreement is terminated by the death of Employee, this Agreement shall be deemed to have been terminated as of the date of such death except, however, that Bank shall pay to the surviving spouse of Employee, or in lieu thereof, to Employee’s estate, an amount equal to six months of the base salary at his then current base rate.

(B) In the event that this Agreement is terminated by Employee and Bank by mutual agreement, then Bank shall pay such severance benefits, if any, as shall have been agreed upon by Bank and Employee.

(C) In the event that Bank attempts to terminate this Agreement, other than for cause, death of Employee, or by mutual agreement with Employee, in addition to any other rights or remedies which Employee may have, Employee shall receive an amount equal to the greater of (i) six months of base salary at his then current base rate, or (ii) the base salary Employee would have received had he continued to be employed pursuant to this Agreement throughout the end of the then existing term of employment hereunder.

(D) In the event Bank terminates this Agreement for cause, no severance benefits shall be payable hereunder.

10. ENTIRE UNDERSTANDING; AMENDMENT. This Agreement supersedes all previous agreements between Employee and Bank and contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement executed by both parties.

11. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia.

12. CERTAIN OBLIGATIONS OF WESBANCO. While the parties acknowledge that certain provisions of this Agreement may be unenforceable in some respects against the Bank, pursuant to applicable banking law, it is nonetheless the intention of the parties to create pursuant to this Agreement a valid employment for a definite term with specified benefits. As an inducement for Employee and Bank to enter into this Agreement whereby Employee would be employed by Bank for a definite term, Wesbanco hereby undertakes the independent, separate and unconditional obligation to Employee to pay all amounts which are or may become due to Employee under this Agreement as set forth herein, regardless of the status of the direct or indirect enforceability or validity of Bank’s obligation to pay any or all such amounts as may be due hereunder to Employee; provided, however, that for purposes of this Paragraph 12, Wesbanco shall be obligated to the Employee for any bonuses or any increases in base salary in excess of the rate of Eight Hundred Fifty Thousand Dollars ($850,000.00) per annum only to the extent that it has consented to such bonuses or increases. Wesbanco also acknowledges that it may or may not be entitled to indemnification or contribution from Bank or to be subrogated to the claim of Employee hereunder for any payments Wesbanco may make to Employee; and Wesbanco hereby specifically waives any rights it may otherwise have to indemnification or contribution from Bank or to be subrogated to the claim of Employee hereunder in the event that such payments as are made by Wesbanco would be unenforceable or invalid for any reason against Bank.

13. MISCELLANEOUS. The invalidity or unenforceability of any term or provision of this Agreement as against any one or more parties hereto, shall not impair or effect the other provisions hereof or the enforceability of said term or provision against the other parties hereto, and notwithstanding any such invalidity or unenforceability, each term or provision hereof shall remain in full force and effect to the full extent consistent with law.

IN WITNESS WHEREOF, Bank and Wesbanco have caused these presents to be signed and their corporate seals to be hereto affixed, and Employee has hereto affixed his signature, at Wheeling, West Virginia, on the 21st day of July, 2023.

WESBANCO BANK, INC.

By	/s/ Todd F. Closson
Its President & CEO

(SEAL)

ATTEST:

/s/ Linda Woodfin
Secretary

	/s/ Jeffrey H. Jackson	(SEAL)
JEFFREY H. JACKSON

WESBANCO, INC.

By	/s/ Todd F. Closson
Its President & CEO

(SEAL)

ATTEST:

/s/ Linda Woodfin
Secretary

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